Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 14, 2014 (except Note 16, as to which the date is March 7, 2014), in the Registration Statement (Form S-1 No. 333-193969) and related Prospectus of Akebia Therapeutics, Inc. for the registration of shares of its common stock, as incorporated by reference in this Registration Statement (Form S-1) filed with the Securities and Exchange Commission on March 19, 2014 for the registration of its shares of common stock.

                    /s/ Ernst & Young LLP

Cincinnati, Ohio

March 19, 2014